Exhibit 10.12

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (together with the Service Schedules attached hereto, this “TSA”) is made as of September 28, 2018 (the “Effective Date”) by and between PerkinElmer Health Sciences, Inc., a Delaware corporation (“Service Provider”), and Akoya Biosciences, Inc., a Delaware corporation (the “Service Recipient”). Service Provider and Service Recipient are each referred to herein individually as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, Service Provider, Caliper Life Sciences, Inc., a Delaware corporation, and Service Recipient are parties to that certain Asset Purchase Agreement dated as of the Effective Date (the “Asset Purchase Agreement”) pursuant to which Seller has agreed to sell and assign to Buyer, and Buyer has agreed to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, with respect to the QPS Business (as defined in the Asset Purchase Agreement), all as more particularly described in, and subject to the terms of, the Asset Purchase Agreement;

WHEREAS, prior to the Closing (as defined in the Asset Purchase Agreement), the QPS Business received certain services from Service Provider and certain of its Affiliates; and

WHEREAS, Service Recipient desires that certain of these services constituting the Services (as defined below) continue to be provided to the QPS Business after the Closing upon the terms and conditions set forth in this TSA.

WHEREAS, such Services are critical to the continuance of the QPS Business after the Closing, and but for the agreements, covenants and benefits of such Services after the Closing upon the terms and conditions set forth in this TSA, Service Recipient would not have consummated the Closing under the Asset Purchase Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this TSA, and intending to be legally bound, and for other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, the Parties hereto hereby agree as follows:

SECTION 1.    Definitions Incorporated. All capitalized terms used but not otherwise defined in this TSA have the meaning ascribed to them in the Asset Purchase Agreement.

SECTION 2.    Additional Definitions. Unless the context otherwise requires, the following terms, in their singular or plural forms, used in this TSA shall have the meanings set forth below:

2.1         “EU Privacy Laws” means the General Data Protection Regulation 2016/679 (“GDPR”) and any law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument of any EU member state where the Parties have a presence which implements the GDPR and the e-Privacy Directive 2002/58/EC, including for the avoidance of doubt the UK Data Protection Act 2018 and the Privacy and Electronic Communications Regulations, (in each case as amended, consolidated, re-enacted or replaced from time to time);

2.2         “Services” means the services to be provided by Service Provider or an Affiliate of Service Provider to Service Recipient (or an Affiliate of Service Recipient that has a need to receive or utilize the Services for their intended purposes), as described in a Service Schedule.

2.3         “Service Schedule(s)” means the Schedules of Services attached hereto as Annex B, and any such schedule that after the date hereof: (a) amends, restates or supplements such schedule, (b) references this TSA; (c) is signed by each Party; (d) identifies the specific Services to be provided and the prices to be paid by Service Recipient for such Services; and (e) identifies and sets forth any terms and conditions that are unique to the Services described therein.

Other terms are used as defined elsewhere herein.

SECTION 3.    Services Provided.

3.1         Agreement to Provide Services. Pursuant to the terms and conditions of this TSA and the Service Schedules, Service Provider shall provide, or shall cause one or more of its Affiliates to provide, the Services described in each Service Schedule to Service Recipient or, as directed by Service Recipient, to any of Service Recipient’s Affiliates. Unless otherwise agreed by the Parties in a Service Schedule, each Service will be performed in the location where such Service was performed prior to the Closing. Neither Service Provider nor any of its Affiliates will be required to render any Services in a particular location that would necessitate that Service Provider or any of its Affiliates qualify to do business in any location or jurisdiction other than the current locations and jurisdictions where Service Provider or any such Affiliate, as applicable, does business as of the Effective Date. Service Recipient shall not resell any of the Services to any Person whatsoever and shall not permit the receipt or use of the Services by any Person other than in connection with the conduct of the QPS Business after the Closing. Service Provider acknowledges that the Services are intended for the purposes of providing for the orderly transition of the operation of the QPS Business and the Purchased Assets to the Service Recipient. For the avoidance of doubt, except as set forth in a Service Schedule, neither Service Provider nor any of its Affiliates shall be obligated to provide any other services to Service Recipient or any of its Affiliates.

3.2         Transition Manager and Functional Leads; Resolution of Disputes.

3.2.1            Transition Manager. Each of Service Provider and Service Recipient has named a transition manager (the “Transition Managers”) for purposes of managing and overseeing the performance of the obligations of the Parties under this TSA, each as identified on Annex A attached hereto. The Transition Managers shall be the initial points of contact with respect to the day-to-day provision of the Services hereunder, including attempting to resolve any issues that may arise during the performance of the Services before any such dispute may be escalated to the Executive Leadership (as defined below) in accordance with the terms of Section 3.2.3 hereof. The Transition Managers may delegate authority to other Service Provider and Service Recipient personnel (including the Functional Leads (as defined below)) to act as initial points of contact with respect to certain Services or categories of Services as appropriate. To the extent a Party desires to replace its Transition Manager, such Party shall provide prior written notice of any such replacement; it being understood and agreed that Service Provider and Service Recipient shall take all commercially reasonable actions to ensure a qualified representative is promptly appointed to fill such role.

3.2.2            Functional Leads. Service Provider has identified on Annex A attached hereto employees of Service Provider or its Affiliates with the knowledge, experience and expertise in the respective functional areas of the QPS Business necessary to effectuate the transition of people, processes, data, systems and as other aspects of the QPS Business (the “Functional Leads”). Service Provider will provide to Service Recipient reasonable access to the Functional Leads on an on-going, as needed basis during the Term of this TSA. The Functional Leads will liaise with Service Provider’s Transition Manager and in consultation with Service Recipient’s Transition Manager and during the Term of the TSA be available to the Transition Managers to meet and discuss relevant transition work-streams. The Functional Leads will be notified of their responsibilities hereunder promptly following the Effective Date. To the extent Service Provider desires to replace a Functional Lead, Service Provider shall provide prior written notice of any such replacement; it being understood and agreed that Service Provider shall take all commercially reasonable actions to ensure a qualified representative is promptly appointed to fill such role.

3.2.3            Disputes. In the event of any material dispute between the Parties relating to the Services or this TSA that is not resolved by the Transition Managers, any Transition Manager may escalate the dispute to the Service Provider’s senior management designee, who shall initially be Arvind Sundar-Raj an, and Service Recipient’s executive leadership designee, who shall initially be Alex Herzick (collectively, the “Executive Leadership”), by delivery of a written notice of escalation with reference to this Section 3.2.3. If the Executive Leadership is unable to resolve the dispute within thirty (30) days of the dispute being escalated to them, then each Party shall be free to pursue such remedies as may be available to such Party on the terms and subject to the provisions of this TSA. The failure of the Transition Managers or the Executive Leadership to resolve a dispute pursuant to this Section 3.2.3 shall not relieve a Party hereto of its obligations hereunder that are not the subject of the dispute.

SECTION 4.    Compensation.

4.1         Compensation for Services. Subject to the terms and conditions in this TSA, the compensation to be paid by Service Recipient to Service Provider for each Service during the Transition Term shall be the prices and rates set forth in the applicable Service Schedule for such Service. Except as otherwise set forth in a Service Schedule, for any Service where the price for the Services is expressed as a specified dollar amount per month, if such Services are provided for only a portion of the month, the Services will be deemed provided for a full month for purposes of determining the fees under this TSA, except that in the month of the Effective Termination Date of such Service, such fees shall be prorated as of the Effective Termination Date for such Service.

4.2         Costs and Expenses. Unless otherwise set forth on a Service Schedule, the prices for the Services set forth in the Service Schedules as of the Effective Date are exclusive of any reasonable expenses related to travel (including long-distance and local transportation, accommodation and meal expenses and other incidental, out of pocket expenses) by Service Provider’s or its Affiliates’ personnel in connection with performing the Services;; provided, however, that to the extent any such expense exceeds $[***], the prior written approval of Service Recipient shall be required. Unless otherwise agreed to and set forth on a Service Schedule, as amended, modified or updated after the date hereof, any (a) third party consultant and service provider fees incurred in connection with the Services; and (b) other out-of-pocket, third party costs for assets or services acquired to provide the Services (all of foregoing in (a) and (b) to be charged by Service Provider to Service Recipient on a straight pass-through basis) shall require the prior written consent of Service Recipient.

4.3         Taxes.

4.3.1            The prices set forth in the Service Schedules are exclusive of taxes. Service Recipient will pay and be liable for any and all sales, service, value added, or similar taxes imposed on, sustained, incurred, levied and measured by: (a) the cost, value or price of Services provided by Service Provider under this TSA; or (b) Service Provider’s cost in acquiring property or services used or consumed by Service Provider in providing Services under this TSA (collectively, the “Sales and Service Taxes”); provided, however, Service Recipient shall not be obligated to pay such Sales and Service Taxes if and to the extent that Service Recipient has provided Service Provider any valid exemption certificates or other applicable documentation reasonably satisfactory to Service Provider that would eliminate or reduce the obligation to collect or pay such Sales and Service Taxes. Such Sales and Service Taxes will be payable by Service Recipient to Service Provider in accordance with Section 4.4 or as otherwise mutually agreed in writing by the Parties and under the terms of the applicable Legal Requirement that governs the relevant Sales and Service Taxes.

4.3.2            Each of Service Provider and Service Recipient shall pay and be responsible for all other taxes applicable to each of them, including taxes based on their own respective capital, corporate franchise, income or profits or assets and all applicable taxes relating to their respective employees.

4.3.3            Payments for Services or other amounts under this TSA shall be made net of any required withholding taxes and the amount deducted for withholding taxes shall be treated as paid to Service Provider for all purposes of this TSA. Notwithstanding the foregoing, if Service Provider reasonably believes that a reduced rate of withholding applies or Service Provider is exempt from withholding, then Service Provider will notify Service Recipient and Service Recipient will apply such reduced rate of withholding or no withholding at such time as Service Provider provides Service Recipient with evidence reasonably satisfactory to Service Recipient that a reduced rate of or no withholding is required (and that all necessary administrative provisions or requirements have been completed), including rulings or certificates from, or other correspondence with taxing authorities and tax opinions rendered by qualified persons, to the extent reasonably requested by Service Recipient. Service Recipient shall timely remit any amounts withheld to the appropriate taxing authority and shall provide Service Provider with a receipt or other documentation evidencing such payment, including the amount paid and the applicable taxing authority to which payment was made. Service Recipient shall not be required in any circumstances to pursue any refund of taxes withheld and paid over to a taxing authority; provided, however, that: (a) Service Recipient will, at Service Provider’s reasonable request and at Service Provider’s expense, assist Service Provider in Service Provider’s pursuit of such refund of taxes; and (b) in the event that Service Recipient receives a refund of any amounts previously withheld from payments to Service Provider and remitted, Service Recipient shall promptly surrender such refund to Service Provider.

4.3.4            Each of Service Provider and Service Recipient shall promptly notify the other of any deficiency claim or similar notice by a taxing authority with respect to Sales and Service Taxes or withholding taxes payable under this TSA, and shall provide the other with such information as reasonably requested from time to time, and shall fully cooperate with the Service Provider or Service Recipient, as applicable, in connection with: (a) the reporting of any Sales and Service Taxes or withholding taxes payable pursuant to this TSA; (b) any audit relating to Sales and Service Taxes or withholding taxes pursuant to this TSA; and (c) any assessment, refund, claim or proceeding relating to such Sales and Service Taxes or withholding taxes.

4.4       Terms of Payment. Service Provider will invoice Service Recipient for each Service at the prices and rates set forth in the applicable Service Schedule within thirty (30) days following the end of each calendar month for Services provided in the prior month or on such other invoicing schedule as is set forth in a Service Schedule. The monthly invoice issued by Service Provider and delivered to Service Recipient following the end of each calendar month after Closing shall include amounts, such as Sales and Service Taxes and/or other costs and expenses incurred in such month, that are payable in addition to the prices for the Services. Payment in full shall be made by Service Recipient by wire transfer in immediately available funds (or such other means as the Parties may mutually agree in writing) within thirty (30) days after receipt of an invoice. Amounts not being paid on or before the date required to be paid hereunder shall constitute a material breach of this TSA and shall accrue interest until paid at a rate equal to two percent (2%) above the U.S. Prime Rate, as reported in the Wall Street Journal, Eastern Edition from time-to-time (or the maximum allowed by applicable Legal Requirement, if less), pro-rated for the actual number of days elapsed, accrued from the date such payment was due hereunder until the date of the actual receipt of payment by Service Provider or its designee. In addition, Service Provider may suspend performance of the Services in the event that Service Recipient fails to timely pay undisputed amounts within ten (10) days after receipt of written notice of non-payment from Service Provider; it being understood and agreed that such right to suspend services arises only in connection with undisputed amounts, and to the extent Service Recipient disputes any invoice or portion thereof, the failure to timely pay the disputed amount shall in no event trigger the right of suspension hereunder. All amounts due for Services rendered pursuant to this TSA shall be billed and paid in United States dollars or the applicable currency for such Services set forth on the applicable Service Schedule.

SECTION 5.    Term and Termination.

5.1       Term for Services Provided. Unless a shorter period is otherwise set forth in a Service Schedule or the Parties mutually agree to a longer period in accordance with the terms hereof, Service Provider (or its Affiliates) shall provide each of the Services for a period commencing on the Effective Date and ending on the 12-month anniversary of the Effective Date (the “Transition Term”). The term of any Services may be extended by mutual agreement of the Parties in writing (through a written amendment to this TSA entered into by a duly authorized representative of each Party) with respect to one or more of the Services beyond the Transition Term or earlier expiration date for any such Service as set forth in the applicable Service Schedule; provided, however, that such extension shall only apply to the applicable Service for which the Transition Term is extended. For the avoidance of doubt and subject to the foregoing sentence, in no event will Service Provider or any of its Affiliates be required to provide a Service described in a Service Schedule: (a) beyond the shorter specified term for such Service if the applicable Service Schedule provides for a term for such Service that is shorter than the Transition Term: or (b) if there is no such shorter term specified, beyond the Transition Term. The Parties acknowledge and agree that it is their objective to have all Services described in each Service Schedule and all related transition activities completed as soon as commercially practicable.

5.2         Term of TSA. Unless otherwise expressly agreed to by the Parties by amendment of this Section 5.2 in accordance with Section 12.4 hereof, the term of this TSA (the “Term”) shall be for a period commencing at 12:01 a.m. Eastern Time on the Effective Date and ending at 11:59 p.m. Eastern Time on the 12-month anniversary of the Effective Date (the “Expiry Date”).

5.3         Termination of Individual Services by Service Recipient for Convenience. Service Recipient may, at any time after the Effective Date, terminate any individual Service provided under this TSA on a Service-by-Service basis upon written notice to Service Provider identifying the particular Service (or location) to be terminated and the effective date of termination, which date shall not be later than the end of the applicable expiration date or Service term for such Service set forth in the applicable Service Schedule or earlier than thirty (30) days after Service Provider’s receipt of such notice of termination (or such shorter notice period as set forth in a Service Schedule), unless Service Provider otherwise agrees in writing (the “Effective Termination Date”). Notwithstanding the foregoing, Service Recipient shall not be able to terminate any individual Service if Service Provider reasonably demonstrates to the reasonable satisfaction of Service Recipient that any non-terminated Services are dependent upon the provision of the Services that Service Recipient is seeking to terminate. To the extent Service Provider or any of its Affiliates has incurred any out-of-pocket expenses for third party services, equipment, licenses, assets or other resources that are reimbursable by Service Recipient hereunder and Service Provider is committed to pay any such expenses in whole or in part notwithstanding the early termination of the Services to which they relate, then Service Recipient shall reimburse Service Provider for such expenses notwithstanding such early termination; provided, however, that Service Provider shall use reasonable efforts to mitigate and minimize such expenses post-termination. Once Service Recipient has terminated any of the Services, Service Provider shall have no obligation to resume provision of such Services pursuant to this TSA.

5.4         Termination of Agreement. This TSA shall terminate on the earliest to occur of: (a) the Expiry Date; (b) the date on which the provision of all Services have been completed or terminated or been canceled pursuant to Section 5.3; and (c) the date on which this TSA is terminated pursuant to Section 5.5.

5.5         Termination for Cause. If either Party materially breaches any of its obligations under this TSA and such Party does not cure such breach within thirty (30) days after receiving written notice thereof from the non-breaching Party (which notice shall reference this Section 5.5), the non-breaching Party may terminate this TSA, in whole or in part (with respect to the Services to which the breach relates), immediately by providing written notice of termination to the Party in breach. Notwithstanding the foregoing, if Service Recipient fails to pay any amounts for Services provided hereunder when due, and Service Recipient fails to cure its failure to pay such undisputed amounts within ten (10) days of receipt of written notice thereof from Service Provider, Service Provider may terminate this TSA, including the provision of Services pursuant hereto, immediately by providing written notice of termination to Service Recipient. Further, this TSA may be terminated, effective immediately upon written notice, by Service Provider, on the one hand, or by Service Recipient, on the other hand, if the other Party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property.

5.6         Effect of Termination; Survival. In the event of the expiration or any termination of this TSA, Service Provider shall be entitled to all amounts due for the provision of Services rendered prior to the date of expiration or termination and such amounts will be determined in accordance with the prices set forth in the applicable Service Schedule(s) and will be paid by Service Recipient in accordance with the terms in this TSA. The following Sections shall survive the termination or expiration of this TSA: Section 1 and Section 2 (in each case as necessary to interpret any surviving provision hereunder), Section 4 (solely with respect to amounts accrued prior to the termination or expiration of this TSA), this Section 5.6, Section 6.10, Section 8.3, Section 9, Section 11, and Section 12.

SECTION 6.    Certain Covenants.

6.1         Reasonable Care. Service Provider shall perform, or cause to be performed, the Services under this TSA: (a) in accordance with the service and quality levels specified in the applicable Service Schedule; or (b) if no service and quality levels are provided in a Service Schedule with respect to a particular Service or aspect of a Service, with the same degree of care as used by Service Provider or its Affiliates in its own affairs, including in the conduct of the QPS Business in the ordinary course of business prior to the Closing. Unless otherwise specified in a Service Schedule or otherwise mutually agreed by the Parties in writing, Services will be performed during Service Provider’s or its Affiliates’ normal business hours (consistent with past practices).

6.2         Data Protection. In operating the QPS Business, Service Provider and/or Service Provider’s Affiliates in the European Economic Area (“EEA”) have collected, processed and used personal data about (a) Transferred Employees, and (b) customers and vendors of the QPS Business; and (a) and (b) being jointly referred to as “Personal Data”), and the Personal Data has been acquired by Service Recipient and its Affiliates pursuant to the Asset Purchase Agreement. During the Transition Term, Service Provider and the Service Provider’s subcontractors (“Subcontractors”) shall act as a commissioned data processor for Service Recipient with respect to the Personal Data, including by: (i) hosting the Personal Data on its IT systems; (ii) at the direction of Service Recipient, granting access to the Personal Data to the Service Recipient and other individuals and/or entities if and to the extent so instructed by Service Recipient in writing (“Designees”); (iii) processing the Personal Data for and on behalf of Service Recipient in accordance with its instructions, including with regard to transfers to countries outside the EEA and ensuring that its personnel (and those of its Subcontractors) authorized to process the Personal Data have committed themselves to confidentiality or are under an appropriate statutory obligation of confidentiality; (iv) implementing appropriate technical and organizational security measures; (v) taking into account the nature of the processing, assist the Service Recipient by appropriate technical and organizational measures, insofar as this is possible, for the fulfilment of the Service Recipient’s obligation to respond to requests for exercising the data subject’s rights under the EU Privacy Laws; (vi) promptly notify the Service Recipient in writing upon becoming aware of any improper, unauthorized, or unlawful access to, use of, or disclosure of, or any other event which affects the availability, integrity or confidentiality of Personal Data which is processed by the Service Recipient under this TSA; (vi) assisting Service Recipient in ensuring compliance with the obligations to (a) implement appropriate technical and organizational security measures; (b) notify (if required) Personal Data breaches to EU data protection regulators (“Regulators”) and/or individuals; and (b) conduct data protection impact assessments; (vii) at the choice of the Service Recipient, delete or return all the Personal Data to the Service Recipient after the end of the provision of services relating to processing, and delete existing copies of the Personal Data unless European Union or Member State law requires storage of the Personal Data; (viii) make available to the Service Recipient all information necessary to demonstrate compliance with the obligations laid down in this Section 6.2 and EU Privacy Laws, and allow for and contribute to audits, including inspections, conducted by the Service Recipient or another auditor mandated by the Service Recipient; and Service Recipient acknowledges that Service Provider will process data in and transfer Personal Data outside the EEA. Notwithstanding anything herein to the contrary, Service Provider and its Affiliates shall not be obligated to comply with instructions of Service Recipient to the extent such instructions conflict with the design and/or operation of Service Provider’s IT systems and processes, provided that Service Provider’s IT systems and processes are in compliance with EU Privacy Laws, and nothing in this TSA shall limit Service Provider’s or Service Provider’s Affiliates’ ability to process or use personal data of customers and vendors in the operation of their respective businesses. Where Service Provider engages a Subcontractor for carrying out specific processing activities on behalf of the Service Recipient and that Subcontractor fails to fulfil its obligations, Service Provider shall remain fully liable under the EU Privacy Laws to Service Recipient for the performance of that Subcontractor’s obligations. Each Party shall ensure compliance with its respective obligations hereunder and under applicable Legal Requirements and EU Privacy Laws as well as with any orders made by competent regulatory authorities with respect to the protection of Personal Data. Service Recipient shall use commercially reasonable efforts to ensure that any Designees accessing Personal Data on behalf of Service Recipient comply with all applicable Legal Requirements. For the avoidance of doubt, in no event shall Service Provider and its Affiliates be liable for any violation of applicable Legal Requirements by any such Designee in connection with the processing and use of Personal Data by such Designee. Service Recipient will accede to, and where necessary cause any such Designee to accede to, the existing controller-to-controller model contract between Service Provider and Service Provider’s Affiliates in accordance with Commission Decision 2004/915/EC and use commercially reasonable efforts to enter into any other data transfer agreements necessary for a lawful transfer of Personal Data as contemplated hereunder (including the lawful granting of access) prior to such data transfers taking place.

6.3         Import/Export.

6.3.1            Service Recipient acknowledges that the import, export, sale and distribution of QPS Business products and related technical information may be subject to any U.S. and non-U.S. laws and regulations relating to export controls, sanctions, and imports, including without limitation those regulations maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, U.S. Department of Homeland Security, the U.S. Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, and similar Legal Requirements to the full extent applicable in all countries (collectively “Trade Laws”). Service Recipient shall, to the extent that Service Recipient would be within its rights in doing so, provide to Service Provider any documentation in Service Recipient’s possession to the extent that supply of the documentation to Service Provider is legally necessary or reasonably useful to enable Service Provider to comply with the Trade Laws. With respect to all transactions of the QPS Business for which Service Provider will provide Services pursuant to this TSA, Service Provider shall not be liable to Service Recipient for a violation by the QPS Business of any Trade Laws; except to the extent that Service Provider causes Service Recipient to commit such violation.

6.3.2            Service Provider shall provide support to Service Recipient with regard to QPS Business exports, including supply of requested information and documentation. If for any given export Service Recipient is the Principal Party in Interest and where designated by Service Recipient, Service Provider shall directly or through an authorized freight forwarder transmit required Electronic Export Information via the Automated Export System (“AES”) to the U.S. Bureau of Census for such export transactions on Service Recipient’s behalf, and for this limited purpose Service Provider shall act as Service Recipient’s true and lawful agent; provided that Service Provider’s obligation to do so shall be limited to the extent that Service Recipient fails to provide Service Provider with accurate information that Service Provider does not have and that is necessary to complete such AES filings on a timely basis. In such circumstances, Service Recipient shall indemnify Service Provider for any liability that Service Provider incurs due to Service Recipient’s supply to Service Provider of such information that is inaccurate.

6.3.3            Service Provider shall provide support to Service Recipient with regard to QPS Business imports, including supply of requested information and documentation. If requested to do so by Service Recipient, Service Provider shall perform the function of Importer of Record in a country in which Service Provider is so permitted to function on behalf of Service Recipient under local law; provided that Service Provider’s obligation to do so shall be limited to the extent that Service Recipient fails to provide Service Provider with accurate information that Service Provider does not have and that is necessary to submit complete import/entry declarations. Service Provider will be relying on the accuracy of such information in the transactions in which Service Provider functions as the Importer of Record. To the extent that funds are not provided by the QPS Business customer or another source, Service Recipient shall be responsible for paying (or reimbursing to Service Provider, for transactions for which Service Provider performs the function of Importer of Record) all duties, taxes, levies and fees payable to governmental entities that are applicable to such import transactions. In addition, to the extent that Service Provider functions as the Importer of Record and, as is required by law, pays any Value Added Taxes (VAT), Goods and Services Taxes (GST) or similar taxes upon importation that are creditable upon the resale of the imported articles in-country, Service Recipient shall reimburse Service Provider for the full amount of such taxes actually paid by Service Provider to the extent that such funds are not provided by the QPS Business customer or another source.

6.3.4            Service Provider shall use commercially reasonable means to supply Service Recipient on a timely basis with documentation required to complete the export and/or importation process. Any performance obligation arising under this TSA of the Service Provider is contingent upon the prior receipt by Service Recipient and/or its Affiliates of government authorizations to the extent that any such authorization is legally required to perform and provided Service Provider has reasonably cooperated with Service Recipient with respect to pursuing the authorization. To such extent, Service Provider shall not be liable for any breach, non-performance, or delay in performance resulting from the failure by Service Recipient or its Affiliates to obtain any such authorization.

6.3.5            Notwithstanding the terms of Section 10 of this TSA, Service Recipient agrees to reimburse Service Provider for reasonable out-of-pocket expenses actually incurred by Service Provider for responding to any government-initiated review, investigation or audit related to export and/or import transactions of the QPS Business for which Service Provider provides Services under this TSA. Also notwithstanding the terms of Section 10 of this TSA, Service Recipient shall be liable for any surcharges, penalties or damages assessed or incurred for violations of export, sanctions and/or import-related laws and regulations applicable to transactions of the QPS Business for which Service Provider will provide Services under this TSA, except for violations caused solely by the acts or omissions of Service Provider.

6.3.6            Notwithstanding the foregoing, Service Provider shall not be required to undertake or perform any obligation set forth in this Section 6.3 if Service Provider (or one of its Affiliates) did not undertake or perform the applicable activity prior to Closing and Service Provider shall not be responsible for undertaking or performing any such obligation to a greater degree and extent than, or for incurring any expenses in connection therewith greater than, that undertaken, performed or incurred prior to Closing.

6.4         No Violation of Laws. Neither Service Provider nor its Affiliates (nor third party service providers) shall be required to provide all or any part of any particular Service or Services to the extent that providing such Service or Services would require Service Provider or its Affiliates to violate any applicable Legal Requirements; provided, however, if upon advice of counsel Service Provider determines that certain Services or Services would require Service Provider or its Affiliate to violate applicable Legal Requirements, Service Provider shall promptly provide notice thereof (which notice shall include reasonable detail and basis for Service Provider and its counsel’s determination), and upon delivery of notice, Service Provider and Service Recipient shall cooperate in good faith and use all commercially reasonable efforts to agree upon an alternative approach to deliver to Service Recipient substantially similar or comparable Services that would not violate any Legal Requirement.

6.5         Cooperation. It is understood that it will require significant efforts of all Parties to implement this TSA and to ensure performance hereunder at the agreed upon level and on the agreed upon timeframe (subject to all the terms and conditions of this TSA). The Parties will cooperate (acting in good faith) to affect a smooth and orderly transition of the QPS Business by the performance of the Services provided hereunder from Service Provider and its Affiliates to Service Recipient and its Affiliates. Such cooperation shall include the provision of reasonable access to the other Party’s personnel and records as shall be reasonably necessary to facilitate the transition of the QPS Business. To the extent a failure of Service Recipient to act in accordance with this Section 6.5 prevents or materially inhibits the provision of a Service hereunder, Service Provider shall deliver notice thereof to Service Recipient (which notice shall contain an appropriate level of specificity), cooperate with Service Recipient in rectifying any such failure to the extent such cooperation of Service Provider is necessary and provide to Service Recipient thirty (30) days from receipt of such notice the opportunity to cure any such failure; whereupon, if the failure continues beyond such thirty (30) day cure period, Service Provider or its Affiliates shall be relieved of its obligation to provide such Service to the extent affected, until the failure has ceased, provided that, the foregoing shall in no way relieve any other obligation of Service Provider hereunder.

6.6         Means of Providing Services.

6.6.1            Service Provider shall provide each Service in accordance with the terms of the corresponding Service Schedule; provided that, except where a Service Schedule expressly identifies specific means and resources for use in connection with the Services, Service Provider shall in good faith determine the means and resources used to provide the Services consistent with the standards of reasonable care set forth in Section 6.1 hereof Without limiting the foregoing, Service Provider or its Affiliates may elect to modify or replace at any time: (a) its policies and procedures; (b) any Affiliates and/or third parties that provide any Services; (c) the location from which any Service is provided; or (d) the intellectual property rights, information technology, products and services used to provide the Services; provided that, in each case, any such modification or replacement shall not adversely affect the Services or the quality thereof in any material respect.

6.6.2            Service Recipient acknowledges that Service Provider may be providing similar services, and/or services that involve the same resources as those used to provide the Services, to its internal organizations, Affiliates and to third parties, and the provision of such similar services shall in no way be deemed to be a breach of Service Provider’s obligations hereunder. Service Provider acknowledges that its provision of such services to its internal organizations, its Affiliates and to third parties shall in no way diminish or otherwise materially affect Service Provider’s obligations to Service Recipient under this TSA.

6.6.3            Subject to Section 6.1 and any limitations with respect to outages specified in any Service Schedule, Service Provider or its Affiliates may suspend the provision of the Services (or any part thereof), from time to time, to enable the performance of routine or emergency maintenance to the assets used in connection with the provision of the Services that are required to provide the Services; provided that: (a) Service Provider shall use commercially reasonable efforts to perform such routine maintenance outside of the normal business hours of Service Recipient and in accordance with the terms of the applicable Service Schedule; (b) Service Provider shall provide Service Recipient with reasonable prior notice of such suspension and the anticipated duration of the suspension, in each case to the extent practicable; and (c) Service Provider shall use commercially reasonable efforts to carry out the applicable maintenance and resume the provision of the relevant Services as soon as reasonably practicable.

6.7         Authorized Service Providers. Service Provider represents and warrants that, as of the Effective Date, the prices set forth in the Service Schedules are inclusive of all third party costs for assets or services necessary to deliver such Services to Service Recipient in accordance with this Agreement. Except as otherwise specified in a Service Schedule with respect to the Services under such Service Schedule, Service Provider or any of its Affiliates may, as it deems necessary or appropriate in providing the Services: (a) use the personnel of Service Provider or its Affiliates (it being understood that such personnel can perform the Services on behalf of Service Provider or its Affiliates on a full-time or part-time basis, as determined by Service Provider or its Affiliates in accordance with the obligations under this TSA relating to the provision of the Services); or (b) employ the services of third parties who are in the business of providing such Services; provided, however, regardless of whether the Service Provider or its Affiliates employs employees or engages third parties to perform the Services on behalf of Service Provider, as related to Service Recipient, Service Provider affirms that it is and remains ultimately responsible or such Services rendered hereunder. In performing the Services, employees and representatives of Service Provider and its Affiliates shall, as between the Parties, be under the direction, control and supervision of Service Provider or its Affiliates (and not Service Recipient) and, as between the Parties, Service Provider or its Affiliates shall have the sole right and obligation to exercise all authority and control with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives. Service Recipient acknowledges and agrees that it has no right hereunder to require that Service Provider or its Affiliates perform the Services hereunder with specifically identified employees or third parties and that the assignment of employees or third parties to perform such Services shall be determined in the sole discretion of Service Provider.

6.8         Relationship of the Parties. Nothing contained in this TSA shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind among or between the Parties, each Party being individually responsible only for its obligations as set forth in this TSA. Service Provider and its Affiliates shall provide the Services hereunder in the capacity of an independent contractor and not as an employee, agent or joint venture counterparty of Service Recipient. Without limiting the foregoing, neither Party shall have any power or authority to bind the other Party to any contract, undertaking or other engagement with any third party.

6.9         Treatment of Employees.

6.9.1            Employees of Service Recipient involved in the receipt of the Services shall remain as the employees of Service Recipient and Service Recipient shall be solely responsible for the payment and provision of all wages, bonuses, commissions and employee benefit plans, programs or arrangements relating to such employees, and the withholding and payment of all applicable taxes relating to such employees.

6.9.2            Employees of Service Provider and its Affiliates involved in the provision and administration of the Services shall remain as the employees of Service Provider and its Affiliates and Service Provider and its Affiliates shall be solely responsible for the payment and provision of all wages, bonuses, commissions and employee benefit plans, programs or arrangements relating to such employees, and the withholding and payment of all applicable taxes relating to such employees.

6.10       Non-Solicitation of Employees. For a period of three (3) years from and after the Effective Date, Service Recipient shall not, and it shall cause its Affiliates not to, without the express written consent of Service Provider, directly or indirectly, solicit any employees of the Service Provider or its Affiliates involved in providing or receiving the Services (other than the Business Employees), in each case, to: (a) leave the employment of Service Provider or its Affiliates; or (b) violate the terms of their employment contracts, or any employment arrangements, with Service Provider or its Affiliates, in all such cases in order to become an employee of Service Recipient or any of its Affiliates; provided, however, that nothing in this Section 6.10 shall restrict or preclude Service Recipient or its Affiliates from making generalized searches for and hiring employees by the use of advertisements in the media (including trade media) or by engaging search firms that are not instructed to solicit any employees of Service Provider or its Affiliates to engage in searches.

6.11      No Violation of Third Party Agreements. Service Provider represents and warrants to the best of its knowledge that the provision of the Services set forth on the Service Schedules does not violate any third party agreement and no third party consent, authorization or approval is required or necessary for Service Provider or its Affiliates to provide the Services set forth on the Service Schedules. If after the date hereof the Parties agree to amend, modify or update the Services Schedules, and Service Provider reasonably believes that the provision of any Services set forth on such amended, modified or updated Services Schedules will result in a violation of any third party agreement or that a third party’s consent, authorization or approval is necessary to provide the Services, then Service Provider will promptly notify Service Recipient and then (i) the Parties shall cooperate in good faith to procure for Service Recipient, at Service Recipient’s cost and expense, any applicable licenses, enter into any appropriate agreement or obtain the necessary consent, authorization or approval in order to allow the Services to be provided in accordance with the terms set forth herein, or (ii) Service Recipient may elect to abandon or terminate the Services requested on any such amended, modified or updated Services Schedules. All costs incurred as a result of the cooperation of the Parties pursuant to the immediately preceding sentence shall be borne by Service Recipient.

6.12      Information Provided by Service Recipient. Service Recipient will provide (or will cause to be provided) to Service Provider complete and accurate data and information to the extent necessary for Service Provider or its Affiliates to provide the Services. Service Provider and its Affiliates may rely on the completeness and accuracy of such data and information in connection with the provision of the Services to Service Recipient. Neither Service Provider nor its Affiliates will be liable or responsible for any failure to provide a Service in compliance with this TSA as a result of such data or information provided by Service Recipient being incomplete or inaccurate and Service Recipient will be responsible and liable therefor; provided, however, to the extent Service Provider becomes aware that the data and information furnished by Service Recipient is either incomplete or inaccurate, Service Provider shall or shall cause its Affiliate to promptly notify Service Recipient of any such issues with the data and information.

SECTION 7.    Force Majeure. Neither Party nor any of its Affiliates (nor any Person acting on its or their behalf) shall bear any responsibility or liability for any losses arising out of any delay, inability to perform or interruption of its performance of obligations under this TSA due to any acts or omissions of the other Party or for events beyond the reasonable control of such Party or its Affiliates (or any Person acting on its or their behalf), including acts of God, acts of governmental authority, acts of the public enemy or due to terrorism, war, riot, flood, civil commotion, insurrection, labor difficulty, severe or adverse weather conditions, lack of or shortage of electrical power, malfunctions of equipment or software programs, or any other cause beyond the reasonable control of such Party or its Affiliates or its or their third party service providers whose performance is affected by any of the foregoing (hereinafter referred to as a “Force Majeure Event”). In such event, the obligations hereunder of such Party in providing the impacted Service or performing its obligations under this TSA, and the obligations of Service Recipient to pay for any such Service, shall be postponed for such time as its performance is suspended or delayed on account thereof but only to the extent that the Force Majeure Event prevents such Party or its Affiliates from performing its duties and obligations hereunder or makes such performance commercially unreasonable. During the duration of the Force Majeure Event, the affected Party shall use all commercially reasonable efforts to avoid or remove such Force Majeure Event and shall use all commercially reasonable efforts to resume its performance under this TSA with the least practicable delay. Any deadline or time for performance which falls due during or subsequent to the occurrence of a Force Majeure Event shall be automatically extended for a period of time equal to the period of such Force Majeure Event, and the term of the impacted Service shall be correspondingly extended.

SECTION 8.    Representations and Warranties.

8.1            Authorization. Each Party represents and warrants that: (a) it has the requisite power and authority to execute and deliver this TSA and to perform the obligations hereunder, specifically, in the case of Service Provider, to perform the Services; (b) all corporate action on the part of such Party necessary to approve or to authorize the execution and delivery of this TSA and the performance of the Services and the other transactions contemplated hereby to be performed by it has been duly taken; and (c) this TSA is a valid and binding obligation of such Party, enforceable in accordance with its terms, subject to the effect of principles of equity and the applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and other customary qualifications.

8.2            Compliance with Laws. Subject to the terms of Section 6.3.1, each Party represents and warrants that it shall perform its obligations under this TSA in a manner that complies with all applicable Legal Requirements in effect as of the Effective Date. In the event of a change in Legal Requirements after the Effective Date, the terms in Section 6.3.1 shall apply.

8.3            DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR THE ASSET PURCHASE AGREEMENT, SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES IN RESPECT OF THE SERVICES OR ANY ITEMS TO BE DELIVERED OR PROVIDED TO SERVICE RECIPIENT OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE, AND SERVICE PROVIDER HEREBY DISCLAIMS THE SAME.

SECTION 9.    Indemnification.

9.1            Service Provider shall defend, indemnify and hold harmless Service Recipient and its Affiliates, and its and their respective shareholders, directors, partners, officers, employees and agents, against any third-party claims arising from or relating to material breach by Service Provider of its obligations under this TSA. The foregoing indemnification obligations shall not apply in each case to the extent any claim is a direct result of: (a) the gross negligence or willful misconduct of Service Recipient or any of its Affiliates; (b) a breach by Service Recipient of a representation, warranty, covenant or obligation hereunder; or (c) any matter for which Service Recipient is obligated to indemnify Service Provider pursuant to Section 9.2 below. If Service Recipient receives notice or knowledge of a claim as described in this Section 9.1, it shall promptly notify Service Provider in writing and give’ Service Provider all necessary information and assistance, and the exclusive authority to evaluate and settle such claim; provided, however, Service Provider may not settle such claim in a manner that would have an adverse impact on the business of Service Recipient without receiving Service Recipient’s prior written consent.

9.2            Service Recipient shall defend, indemnify and hold harmless Service Provider and its Affiliates, and its and their respective shareholders, directors, partners, officers, employees and agents, against any third-party claims arising from or relating to material breach by Service Recipient of its obligations under this TSA. The foregoing indemnification obligations shall not apply in each case to the extent any claim is a direct result of: (a) the gross negligence or willful misconduct of Service Provider, any of its Affiliates or any third party service provider; (ii) a breach by Service Provider of a representation, warranty, covenant or obligation hereunder; or (iii) any matter for which Service Provider is obligated to indemnify Service Recipient pursuant to Section 9.1 above. If Service Provider receives notice or knowledge of a claim as described in this Section 9.2, it shall promptly notify Service Recipient in writing and give Service Recipient all necessary information and assistance, and the exclusive authority to evaluate and settle such claim; provided, however, Service Recipient may not settle such claim in a manner that would have an adverse impact on the business of Service Provider without receiving Service Provider’s prior written consent.

SECTION 10. Limitation on Liability.

10.1         EXCLUSION OF CERTAIN DAMAGES. TO THE FULLEST EXTENT PERMITTED BY LAW, NO PARTY SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO, ANY AFFILIATE OF ANY OTHER PARTY HERETO OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES) OR FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY, ENHANCED OR PUNITIVE DAMAGES THAT ARISE OUT OF OR RELATE TO THIS TSA OR THE PERFORMANCE OR BREACH HEREOF, WHETHER SUCH DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY AND WHETHER OR NOT THE PARTY WAS AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. THE FOREGOING SHALL NOT APPLY TO (A) DAMAGES RESULTING FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (B) TO THE EXTENT ANY SUCH DAMAGES ARE PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM WHICH IS SUBJECT TO THE PARTIES’ INDEMNIFICATION OBLIGATIONS HEREUNDER.

10.2         LIMITATION OF LIABILITY. IN NO EVENT WILL THE TOTAL, CUMULATIVE, AGGREGATE LIABILITY OF SERVICE PROVIDER, WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY, MISREPRESENTATION, EQUITY OR OTHERWISE, EXCEED THE AMOUNTS PAID OR PAYABLE BY SERVICE RECIPIENT TO SERVICE PROVIDER FOR THE SERVICES PROVIDED DURING THE TERM OF THIS TSA. THE FOREGOING SHALL NOT APPLY TO SERVICE PROVIDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR TO THE EXTENT ANY SUCH DAMAGES ARE PAID TO A THIRD PARTY (WHO IS NOT AN AFFILIATE OF SERVICE RECIPIENT) IN CONNECTION WITH A THIRD PARTY CLAIM.

SECTION 11. Confidentiality.

11.1         Duty of Confidentiality. With respect to any non-public information disclosed by a Party (or its Affiliates or representatives) (the “Disclosing Party”) to the other Party (or its Affiliates or representatives) (the “Receiving Party”) for the purpose of this TSA or otherwise accessible to such Receiving Party during the performance hereunder which non-public information is either marked or otherwise identified as confidential or proprietary or would reasonably be considered confidential or proprietary in light of the nature of the information (collectively, the “Confidential Information”), the Receiving Party agrees that it will keep such Confidential Information confidential, using at least the same degree of care used to protect its own confidential or proprietary information, but not less than reasonable care, to prevent the disclosure or accessibility to others of the Disclosing Party’s Confidential Information and the Receiving Party will use the Disclosing Party’s Confidential Information only for the purpose of performing its obligations under this TSA. The Receiving Party shall limit dissemination of and access to the Disclosing Party’s Confidential Information to only such of its Affiliates, advisers, employees, agents or contractors (including, in the case of Service Provider, any third party engaged to provide the Services hereunder) or consultants who have a need to know for the purpose of performing such Party’s obligations under this TSA, provided that any third party to which Confidential Information is provided by a Receiving Party is subject to confidentiality obligations with respect to such Confidential Information at least as protective as the obligations set forth herein.

11.2         Exclusions. Specifically excluded from the foregoing obligations is any and all information that the Receiving Party can show: (a) is already known to the Receiving Party at the time of disclosure and is not subject to a confidentiality obligation or thereafter is independently developed by the Receiving Party without breach of this TSA; (b) is already in the public domain at the time of disclosure, or thereafter becomes publicly known other than as the result of a breach by the Receiving Party of its obligations under this TSA; or (c) is rightfully received from a third party without breach of this TSA.

11.3         Required Disclosures. If, upon advice of counsel, any Disclosing Party Confidential Information must be produced by the Receiving Party as a matter of law, then the Receiving Party shall promptly notify the Disclosing Party and, insofar as is permissible and reasonably practicable without placing the Receiving Party under penalty of law, give the Disclosing Party an opportunity to appear and to object to such production before producing the requested information.

11.4         Return of Confidential Information. Upon the termination or expiration of this TSA, each Party, as a Receiving Party, shall, at the option and written request of the other Party, as a Disclosing Party, return to such Disclosing Party all Confidential Information of such Disclosing Party or destroy such Confidential Information and provide a written certification of destruction with respect thereto to such Disclosing Party.

SECTION 12. Miscellaneous.

12.1         No Public Statements. Unless expressly permitted under this TSA or any Service Schedule, neither Party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this TSA or otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Party. Notwithstanding the foregoing, Service Provider and its Affiliates and Service Recipient and its Affiliates shall have the right to make such disclosure as it deems necessary or advisable under applicable securities laws, in which event Service Provider or Service Recipient, as the case may be, shall provide the other Party with a copy of such disclosure.

12.2         Notices. All notices, consents, waivers and deliveries under this TSA must be in writing and will be deemed to have been duly given when: (i) delivered by hand (against receipt); (ii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested); or (iii) five (5) days after being sent registered or certified mail, return receipt requested, in each case to the appropriate addresses for each Party set forth below (or to such other addresses as a Party may hereafter designate by similar notice in accordance with this Section 12.2 to the other Party)); provided, that, if a Party refuses to accept delivery, such notice, consent, waiver or other communication shall be deemed to have been given on the date of such refusal of delivery:

If to Service Provider:	PerkinElmer Health Sciences, Inc. PerkinElmer, Inc. 940 Winter Street Waltham, MA 02451 Attention: General Counsel

with a copy to:	Nelson Mullins Riley & Scarborough LLP One Post Office Square Boston, MA 02109 Attention: Brian T. Moore

If to Service Recipient:	Akoya Biosciences, Inc. 1505 O’Brien Drive, Suite A-1 Menlo Park, CA 94025 Attention: Brian McKelligon

with a copy to:	Telegraph Hill Partners 360 Post Street, Suite 601 San Francisco, CA 94108 Attention: Robert G. Shepler

and Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105 Attention: John F. Seegal, Esq.

12.3         Entire Agreement. Except for those matters provided for in the Asset Purchase Agreement or the other agreements contemplated therein, this TSA (including the Service Schedules) sets forth the entire agreement of the Parties with respect to its subject matter. The Service Schedules to this TSA shall be deemed incorporated in this TSA and shall form a part of it.

12.4         Amendments and Waivers. No amendment or waiver of any provision of this TSA shall be valid unless in writing and signed by the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.5         Severability. Any term of this Agreement which would be invalid or unenforceable as written shall be deemed limited in scope and/or duration to the extent necessary to render it enforceable. The determination of any court that any provision is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity of the offending term or provision in any other situation or in any other jurisdiction.

12.6         Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

12.7         Consent to Jurisdiction. Any action, suit, or other legal proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of Delaware and, by execution and delivery of this Agreement, each Party: (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement; and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

12.8         Interpretation. Unless otherwise indicated to the contrary in this TSA by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof’ and words of similar import refer to this TSA as a whole and not to any particular Section or paragraph hereof; (b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) the word “including” (and its correlatives) means “including without limitation”; (d) all statements of or references to dollar amounts in this TSA are to the lawful currency of the United States of America; (e) to an agreement, instrument, or other document means such agreement, instrument or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (f) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

12.9         Construction. The Parties have participated jointly in the drafting of this TSA, and each Party was represented by counsel in the negotiation of this TSA. In the event an ambiguity or question of intent or interpretation arises, this TSA shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this TSA. The Parties agree that any language from prior drafts of this TSA, to the extent not included in the definitive version of this TSA executed by the Parties hereto, shall not be deemed to reflect the intention of any Party hereto with respect to the transactions contemplated hereby.

12.10     Counterpart Execution. This TSA may be executed in counterparts with the same effect as if the Parties had signed the same document. Such counterparts shall be construed together and shall constitute one and the same instrument, notwithstanding that the Parties are not signatories to the original or the same instrument, or that signature pages from different counterparts are combined. The signature of any Party to one counterpart shall be deemed to be a signature to and may be appended to any other counterpart.

12.11     Successors and Assigns. Neither Service Recipient nor Service Provider shall assign or otherwise transfer this TSA, whether voluntarily, involuntarily, by operation of law, or otherwise, without the other Party’s prior written consent, which consent may be given or withheld in its sole discretion. For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation, or reorganization involving a Party (regardless of whether such Party is a surviving or disappearing entity) shall be deemed to be an assignment or transfer of this TSA for which the other Party’s prior written consent is required. Any purported assignment or transfer in violation of this Section 12.11 is void.

12.12     Attorneys’ Fees. In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either Party hereto against the other Party arising out of or related to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing party.

12.13     No Third Party Rights. The provisions of this TSA are intended to bind the Parties to each other and are not intended and do not create rights or obligations in any other Person, including any employee of the QPS Business, the Service Recipient or Service Provider, and no Person is intended to be or is a third party beneficiary of any of the provisions of this TSA. Notwithstanding the foregoing, the Persons that are indemnified pursuant to Section 9 shall be third party beneficiaries for purposes of Section 9.

12.14     Asset Purchase Agreement. The Parties hereby acknowledge and agree that nothing in this TSA (including any breach hereof) shall affect any obligation of any Party under the Asset Purchase Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed and delivered this TSA as of the Effective Date.

SERVICE PROVIDER:
PERKINELMER HEALTH SCIENCES, INC.

By:	/s/ Joel S. Goldberg
Name: Joel S. Goldberg
Title: President

SERVICE RECEIPIENT:
AKOYA BIOSCIENCES, INC.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

ANNEX A

TRANSITION MANAGER

Service Provider Transition Manager: To be assigned within one (1) week of the Closing Date

Service Recipient Transition Manager: Seth Benson

FUNCTIONAL LEADS

Function	Functional Lead Name and Contact Information
Instrument Manufacturing	Anthony Catalano Phone No.: (617) 350-9075 Email: Anthony.Catalano@perkinelmer.corn
Reagent Manufacturing	Linda Meehan Phone No.: Email: Linda.Meehan@perkinelmer.com
Hopkinton Office and Facility Management	Anthony Catalano Phone No.: (617) 350-9075 Email: Anthony.Catalano@perkinelmer.corn
IT Services (Systems and Network Administration)	Pierre Domaine Phone No.: (774) 278-2608 Email: Pierre.Domain@perkinelmer.com
Commercial Operations	Eric Lally Phone No.: (508) 589-7458 Email: Eric.Lally@perkinelmer.com
Distribution (US)	Arvind Sundar-Rajan (Interim)* Phone No.: (781) 663-5808 Email: Arvind.Sundar- Rajan@perkinelmer.com
Distribution (EMEA)	Arvind Sundar-Rajan (Interim)* Phone No.: (781) 663-5808 Email: Arvind.Sundar- Rajan@perkinelmer.corn
Distribution (APAC)	Arvind Sundar-Rajan (Interim)* Phone No.: (781) 663-5808 Email: Arvind.Sundar- Rajan@perkinelmer.com

*Parties agree that the interim Functional Lead will be replaced with the permanent Functional Lead within one week following the Effective Date.

A-1

ANNEX B

SERVICE SCHEDULES

See Attached

B-1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND
REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM
THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

FIRST AMENDMENT TO THE TRANSITION SERVICES AGREEMENT

This First Amendment (the “Amendment”), effective as of September 27, 2019 (the “Amendment Effective Date”), by and between PerkinElmer Health Sciences, Inc., a Delaware corporation (“PKI”), and Akoya Biosciences, Inc., a Delaware corporation (the “Akoya”), amends that certain Transition Services Agreement between PKI and Akoya dated September 28, 2018 (the “TSA”).

The Parties hereby agree as follows:

1.	Definitions. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the TSA.

2.	General Extension of Term. Section 5.2 of the TSA is hereby amended by deleting the phrase “12-month anniversary” therein and replacing it with “15-month anniversary.”

3.	Lab and Office Space. The Service Schedule entitled “Project Vega: Transition Services Agreement” (“Master Service Schedule”) is hereby amended by deleting the phrase “12 months” in each of rows RE-01 and RE-02 therein (in each case, under the column entitled “Duration”) and replacing it, in each case, with “through October 31, 2019.”

4.	APAC Distribution.

a.	The Master Service Schedule is hereby amended by deleting the phrase “12 months; cancellable with 15 days’ notice” in row EMP-09 therein (under the column entitled “Duration”) and replacing it with “15 months, with no right of cancellation.”

b.	In the Service Schedule entitled “Service Schedule for Interim Distribution Services” (the “Distribution Agreement”), the section entitled “Maximum Period for the Provision of the Services” is hereby amended by deleting the phrase “APAC: twelve months” therein and replacing it with “APAC: fifteen months.”

c.	Akoya and PKI shall work together in good faith to agree upon a process and pricing for Akoya to supply service parts to PKI or its customers in the APAC region for the purpose of enabling PKI to perform the activities described in row SER-03 of the Master Service Schedule after the termination of Services under the Service Schedule entitled “Service Schedule for Interim Contract Manufacturer Agreement (CMA) Services: Instruments and Service Parts” (“Instrument CMA”).

1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND
REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM
THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

d.	Akoya shall pay PKI a royalty equal to [***]% of Akoya APAC Net Sales. “Akoya APAC Net Sales” means, for any period, the amount actually received by Akoya in such period for any sale of QPS Products (as defined in the Distribution Agreement) that is (x) made by Akoya to PKI or its Affiliate under the Distribution Agreement for distribution in the APAC region and (y) recognized by Akoya during the Royalty Period, less deductions for (i) returns, refunds or credits given or made, (ii) taxes, excises, duties or other charges imposed by any Governmental Body and included in such amount actually received by Akoya, and (iii) freight or other shipping charges included in such amount actually received by Akoya. “Royalty Period” means the period commencing on the September 28, 2019 and ending on the termination of Services for the APAC region under the Distribution Agreement. Such royalty shall be paid on a quarterly basis, in each case within thirty (30) days after the end of the quarter in which the applicable Akoya APAC Net Sales are actually received by Akoya.

e.	From the date of termination of Services under the Instrument CMA until the date of termination of Services under the Distribution Agreement (or such earlier date as determined by Akoya in its sole discretion, or such later date as reasonably requested by Akoya and acceptable to PKI), PKI shall store at its Hopkinton Distribution Center, on behalf of Akoya, in a manner consistent with PKI’s practices and service levels under the Instrument CMA, such quantities of finished goods QPS Instruments (as defined in the Instrument CMA) intended for distribution in the APAC region as reasonably requested by Akoya, in exchange for a total storage fee of $[***] per month, which fee shall be (i) appropriately prorated for the last month of storage and (ii) invoiced and paid in accordance with Section 4.4 of the TSA.

5.	Instrument CMA. In the Instrument CMA:

a.	the section entitled “Planned Exit Strategy” is hereby amended by deleting the third bullet point therein and replacing it with the following:

“Upon termination of the Services under this Service Schedule, all QPS Instrument-related Inventory, including all raw materials, work in process (WIP), replacement parts, excess and obsolete inventory, supplies and finished goods QPS Instruments inventory, and all Service Parts, in the possession or control of PerkinElmer, and not already owned by Akoya, will be purchased by Akoya at a purchase price equal to (i) in the case of any finished goods QPS Instruments or Service Parts, the applicable price set forth in Exhibit B, and (ii) in the case of any raw materials, works in process (WIP), replacement parts, excess and obsolete inventory, or supplies, at PerkinElmer’s standard costs for such items as established and reflected in PerkinElmer’s system.”;

6.	Reagents CMA. In the Service Schedule entitled “Service Schedule for Interim Contract Manufacturer Agreement (CMA) Services: Reagents” (“Reagents CMA”):

a.	the section entitled “Service Term” is hereby amended by deleting the phrase “One (1) year from effective date of this Service Schedule” to “From the effective date of this Service Schedule to December 31, 2019”;

2

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND
REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM
THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

b.	adding the following immediately after the “QPS Reagents Finished Goods Inventory Sale For each Distribution Region then not utilizing PerkinElmer distribution” subsection:

“Last Time Buy QPS Reagents

o        At any time, and from time to time, prior to or on December 13, 2019, Akoya may place orders for delivery of reagents listed in Exhibit D (“Last Time Buy QPS Reagents”), specifying the applicable products, quantities, delivery dates and destination. PerkinElmer shall accept and fulfill any purchase order that is consistent with the quantity of the applicable Last Time Buy QPS Reagent(s) set forth in Exhibit D.

o        Together with any delivery of Last Time Buy QPS Reagents, unless posted to PerkinElmer’s external web site, PerkinElmer shall provide Akoya with its standard documentation for such Last Time Buy QPS Reagents, including a certificate of analysis if available.

o        Last Time Buy QPS Reagents shall be sold to Akoya in accordance with the pricing set forth in Exhibit D.”;

c.	the section entitled “Product Warranty” is hereby amended by inserting the following at the end of such section: “For clarity, for any Last Time Buy QPS Reagents, the product warranty includes a warranty that such Last Time Buy QPS Reagents conform to their applicable specifications upon delivery.”;

d.	the section entitled “Planned Exit Strategy” is hereby amended by deleting the fourth bullet point therein and replacing it with the following:

“Upon termination of the Services under this Service Schedule, all QPS Reagents-related Inventory, including all raw materials, work in process (WIP), replacement parts, excess and obsolete inventory, supplies and finished goods QPS Reagents inventory, in the possession or control of PerkinElmer, and not already owned by Akoya, will be purchased by Akoya at a purchase price equal to (i) in the case of any finished goods QPS Reagents, the applicable price set forth in Exhibit C, and (ii) in the case of any raw materials, works in process (WIP), replacement parts, excess and obsolete inventory, or supplies, at PerkinElmer’s standard costs for such items as established and reflected in PerkinElmer’s system. All such remaining inventory shall be shipped to Akoya on or before December 31, 2019, or at such other date as may be mutually agreed upon by both parties, to Akoya’s designated facility in Carlsbad, CA.”;

e.	a new Exhibit D is hereby added in the form of Attachment 1 to this Amendment;

7.	Relationship to TSA.

a.	The amendments and other terms set forth herein shall be effective from and after the Amendment Effective Date. Except as expressly provided herein, nothing in this Amendment shall affect any rights or obligations accrued under the TSA as of the Amendment Effective Date.

b.	Except as expressly provided herein, the TSA shall remain unmodified and in full force and effect.

3

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND
REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM
THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

c.	In the event of a conflict between the terms and conditions of this Amendment and the terms and conditions of the TSA, the terms and conditions of this Amendment shall govern and control.

8.	Entire Agreement. The TSA, as amended by this Amendment, sets forth the entire agreement of the Parties with respect to its subject matter.

9.	Counterpart Execution. This Amendment may be executed in counterparts with the same effect as if the Parties had signed the same document. Such counterparts shall be construed together and shall constitute one and the same instrument, notwithstanding that the Parties are not signatories to the original or the same instrument, or that signature pages from different counterparts are combined. The signature of any Party to one counterpart shall be deemed to be a signature to and may be appended to any other counterpart.

[SIGNATURE PAGE FOLLOWS]

4

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND
REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM
THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date by the proper and duly authorized persons.

PERKINELMER HEALTH SCIENCES, INC.

By:	/s/ Joel Goldberg
Name: Joel Goldberg
Title: President

AKOYA BIOSCIENCES, INC.

By:	/s/Terry Lo
Name: Terry Lo
Title: President

[Signature Page to First Amendment to Transition Services Agreement]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND
REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM
THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Attachment 1

Exhibit D to Reagents CMA

Last Time Buy QPS Reagents Quantity and Pricing

[***]

FP1135	1,035	5.95	6,158.25
FP1168	700	20.10	14,070.00
FP1169	60	228.40	13,704.00
FP1170	550	30.00	16,500.00
FP1171	310	55.30	17,143.00
FP1441	82	42.35	3,472.70
FP1470	60	107.45	6,447.00
FP1484	90	83.00	7,470.00
FP1486	52	123.25	6,409.00
NEF710	4	85.70	342.80
NEF802001EA	1	401.85	401.85
NEF803001EA	1	211.10	211.10
NEF812001EA	8	401.85	3,214.80
NEF812E001EA	1	162.65	121.99
NEF813001EA	1	211.10	211.10
NEF814001EA	1	759.80	759.80
NEF822001EA	7	401.85	2,812.95
NEF822E001EA	1	162.60	162.60
NEF823001EA	1	211.10	211.10
NEF832001EA	4	707.95	2,831.80
NEF833001EA	1	795.75	795.75
NEL721001EA	3	673.70	2,021.10
NEL750001EA	20	83.15	1,663.00
NEL751001EA	4	550.10	2,200.40
N EL937	14	174.10	2,437.40
NEL938001EA	1	271.15	271.15
TOTAL			242,962.89

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